EXHIBIT 10.46
USG CORPORATION
MARKET SHARE UNITS AGREEMENT
WHEREAS, the “Grantee” is an employee of USG Corporation, a Delaware corporation (the “Company”) or a Subsidiary;
WHEREAS, the Board of Directors of the Company (the “Board”) has granted to the Grantee, as set forth in the Award Summary on the Morgan Stanley Wealth Management website on the “Date of Grant”, a targeted number of Market Share Units pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”), subject to the terms and conditions of the Plan and the terms and conditions hereinafter set forth;

WHEREAS, Market Share Units constitute Performance Shares as defined in the Plan;

WHEREAS, all terms used in this Market Share Units Agreement (this “Agreement”) with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan; and

WHEREAS, the execution of a Market Share Units Agreement substantially in the form hereof to evidence such grant has been authorized by a resolution of the Board.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.
Grant of Market Share Units Right. Subject to the terms of the Plan, the Company hereby grants to the Grantee a targeted number of Market Share Units set forth on the Morgan Stanley Wealth Management website (the “Target Market Share Units”), payment of which depends on the Company’s share price performance as set forth in this Agreement.

2.	Earning of Award.

(a)
Performance Measure. The Grantee’s right to receive all, any portion of, or more than, the Target Market Share Units will be contingent upon the achievement of specified levels of performance of the Market Value per Share of the Common Shares, as set forth below, and will be measured over all or a portion of the period (the “Performance Period”) from January 1, 20[ ] through the end of the fifteenth day in 20[ ] on which the New York Stock Exchange is open for trading (the “Ratio Calculation Date”).

(b)
Calculation of Award. The Grantee’s right to receive all, any portion of, or more than, the Target Market Share Units will be contingent upon the achievement of specified levels of performance of the Market Value per Share of the Common Shares measured (as described below) as of the Ratio Calculation Date. Subject to the other terms of this Agreement, the Grantee shall earn the percentage, between 0% and 150% of the Target Market Share Units (the “Earned Market Share Unit Percentage”) set forth in the table below that corresponds to the ratio (determined to the nearest one-hundredth) of the Market Value per Share of the Common Shares measured (as described below) as of the Ratio Calculation Date divided by the Market Value per Share of the Common Shares measured (as described below) as of

January 1, 20[ ] (the “Ratio of Market Value”), if the Grantee remains in the continuous employ of the Company or a Subsidiary through December 31, 20[ ]. For purposes of the preceding sentence, the Market Value per Share of the Common Shares measured as of January 1, 20[ ] will be the average of the closing prices of the Common Shares on the New York Stock Exchange for the first fifteen days on which the New York Stock Exchange is open for trading in January of 20[ ], and the Market Value per Share of the Common Shares measured as of the Ratio Calculation Date will be the average of the closing prices of the Common Shares on the New York Stock Exchange for the first fifteen days on which the New York Stock Exchange is open for trading in January of 20[ ].

If The Three-Year Ratio of Market Value Is:	Then The Three-Year Earned Market Share Unit Percentage Is:
Less than 0.50	0%
Greater than or equal to 0.50 but less than 0.53	50%
Greater than or equal to 0.53 but less than 0.57	53%
Greater than or equal to 0.57 but less than 0.60	56%
Greater than or equal to 0.60 but less than 0.63	58%
Greater than or equal to 0.63 but less than 0.67	61%
Greater than or equal to 0.67 but less than 0.70	64%
Greater than or equal to 0.70 but less than 0.73	67%
Greater than or equal to 0.73 but less than 0.77	69%
Greater than or equal to 0.77 but less than 0.80	72%
Greater than or equal to 0.80 but less than 0.83	75%
Greater than or equal to 0.83 but less than 0.87	78%
Greater than or equal to 0.87 but less than 0.90	81%
Greater than or equal to 0.90 but less than 0.93	83%
Greater than or equal to 0.93 but less than 0.97	86%
Greater than or equal to 0.97 but less than 1.00	89%
Greater than or equal to 1.00 but less than 1.03	92%
Greater than or equal to 1.03 but less than 1.07	94%
Greater than or equal to 1.07 but less than 1.10	97%
Greater than or equal to 1.10 but less than 1.13	100%
Greater than or equal to 1.13 but less than 1.17	104%
Greater than or equal to 1.17 but less than 1.20	108%
Greater than or equal to 1.20 but less than 1.23	113%
Greater than or equal to 1.23 but less than 1.27	117%
Greater than or equal to 1.27 but less than 1.30	121%
Greater than or equal to 1.30 but less than 1.33	125%
Greater than or equal to 1.33 but less than 1.37	129%
Greater than or equal to 1.37 but less than 1.40	133%
Greater than or equal to 1.40 but less than 1.43	138%
Greater than or equal to 1.43 but less than 1.47	142%
Greater than or equal to 1.47 but less than 1.50	146%
Greater than or equal to 1.50	150%

In the event the Ratio of Market Value is between the levels set forth in the left-hand column of the above chart, the Board shall determine the Earned Market Share Unit Percentage by mathematical straight-line interpolation.

(c)
Board Determination; Forfeiture of Market Share Units on Calculation Date. The Board shall determine the Earned Market Share Unit Percentage at such time as such determination is required under this Agreement. If, on the Ratio Calculation Date, the Earned Market Share Unit Percentage is less than 100%, then, subject to Sections 3 and 4, the number of Market Share Units equal to the Target Market Share Units multiplied by the number of percentage points by which the Earned Market Share Unit Percentage is less than 100% shall be forfeited.

3.
Effect of Change in Control. Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply in connection with a Change in Control. Subject to the last sentence of this paragraph: (I) the treatment in connection with a Change in Control of any Market Share Units that are outstanding at the time of such Change in Control will depend upon whether the Awards made under this Agreement are Assumed (as defined in Section 3(a)(iii) below) by the entity effecting the Change in Control; (II) if the entity effecting the Change in Control Assumes the Awards made under this Agreement, Section 3(a) shall apply; and (III) if the entity effecting the Change in Control does not Assume the Awards made under this Agreement, then Section 3(b) shall apply. Notwithstanding the preceding sentence, Section 4 shall apply and the following provisions of this Section shall not apply if the Change in Control occurs after termination of the Grantee’s employment due to death, Disability or Retirement.

(a)
Awards Assumed by Successor: If the awards made under this Agreement that are outstanding at the time of a Change in Control are Assumed by the entity effecting the Change in Control, the number of Market Share Units that may become payable to the Grantee shall be determined pursuant to Section 3(a)(i) below, and the circumstances in which the Grantee shall earn such number of Market Share Units are described in Section 3(a)(ii) below. Section 3(a)(iii) contains defined terms for the purposes of this Agreement.

(i)
Upon the occurrence of a Change in Control prior to the Ratio Calculation Date, the number of Market Share Units that may become payable to the Grantee (the “CIC Market Share Units”) shall equal the number of Target Market Share Units that are outstanding at the time of the Change in Control multiplied by the Market Share Unit Percentage, determined pursuant to Section 2(b) above, but substituting the CIC Date for the Ratio Calculation Date and using the value ascribed to the Common Shares in the Change in Control as the Market Value per Share as of the CIC Date. If the calculation pursuant to this Section 3(a)(i) results in a Market Share Unit Percentage of less than 100%, then the number of Target Market Share Units multiplied by the number of percentage points by which the Market Share Unit Percentage is less than 100% shall be forfeited.

(ii)
The CIC Market Share Units shall be earned by the Grantee if the Grantee remains employed through December 31, 20[ ]. Unless clause (A), (B), or (C) below applies, all of the CIC Market Share Units that are outstanding at the time of the Grantee’s termination of employment prior to December 31, 20[ ] shall be forfeited. Notwithstanding the preceding sentence, any CIC Market Share Units that have not been earned by the Grantee shall be earned on the first to occur of the following events between the CIC Date and December 31, 20[ ]:

(A)	the involuntary termination of the Grantee’s employment for reasons other than Cause (as defined in Section 3(a)(iii) below);

(B)	the Grantee’s voluntary termination of employment for Good Reason (as defined in Section 3(a)(iii) below); or

(C)	the termination of the Grantee’s employment due to the Grantee’s death, Disability or Retirement (as such terms are defined in Section 3(a)(iii) below).

(iii)	Solely for the purposes of this Agreement, the following terms shall be defined as follows:

(A)	A Market Share Unit award shall be considered “Assumed” in connection with a Change in Control if each of the following conditions is met:

(1)	the Market Share Unit award is converted into a replacement award that preserves the value of such award at the time of the Change in Control;

(2)
the replacement award contains provisions for scheduled vesting and treatment on termination of employment (including the definitions of Cause and Good Reason) that are no less favorable to the Grantee than as set forth in this Section 3(a), and all other terms of the replacement award (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Grantee than, those set forth in this Agreement; and

(3)	the security represented by the replacement award, if any, is of a class that is publicly held and widely traded on an established stock exchange.

(B)	“Base Pay” means Grantee’s annual base salary rate as in effect from time to time.

(C)	“Cause” shall mean that the Grantee shall have:

(1)	been convicted of a criminal violation involving fraud, embezzlement or theft in connection with the Grantee’s duties or in the course of the Grantee’s employment with the Company or any Subsidiary;

(2)	committed intentional wrongful damage to tangible or intangible property of the Company or any Subsidiary; or

(3)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary.

For purposes of this Agreement, no act or failure to act on the part of the Grantee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Grantee will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Grantee if the Grantee is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Grantee and an opportunity for the Grantee, together with the Grantee’s counsel (if the Grantee chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Grantee had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail. Nothing herein will limit the right of the Grantee or the Grantee’s beneficiaries to contest the validity or propriety of any such determination.

(D)
“Disability” shall mean that the Grantee has suffered a total disability within the meaning of the Company’s Long Term Disability Plan for Salaried Employees and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(E)
“Good Reason” shall mean the occurrence of any of the following events, and the failure of the Company to remedy any of the following events within 10 calendar days after receipt by the Company of written notice thereof from the Grantee:

(1)
a material diminution in the Grantee’s normal duties and responsibilities, including, but not limited to, the assignment without the Grantee’s written consent of any diminished duties and responsibilities which are inconsistent with the Grantee’s positions, duties and responsibilities with the Company immediately prior to a Change in Control, or a materially adverse change in the Grantee’s reporting responsibilities or titles as in effect immediately prior to the Change in Control, whether or not resulting from an act of the Company or otherwise, or any removal of the Grantee from or any failure to re-elect the Grantee to any of such positions, except in connection with the termination of the Grantee’s employment for Disability, Retirement, or Cause or as a result of the Grantee’s death or by the Grantee other than for Good Reason;

(2)
if the Grantee was serving as a member of the Board immediately prior to the Change in Control, either (A) the failure to elect or the removal of the Grantee as a member of the Board of the Company (or any successor thereto) or (B) if the Grantee continues to serve as a member of the Board of the Company (or any successor thereto) following the Change in Control, the Company’s securities are no longer publicly traded; provided, however, that Good Reason shall not exist if the Grantee becomes a member of the board of directors of a publicly-traded entity that as a result of the Change in Control owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries;

(3)	a reduction by the Company in the Grantee’s Base Pay as in effect on the Date of Grant or as the same may be increased from time to time;

(4)	a change in the Grantee’s Target Annual Direct Compensation that results in an aggregate decrease in such Target Annual Direct Compensation in excess of ten percent (10%);

(5)
the Company’s requiring the Grantee, without the Grantee’s written consent, to be based anywhere other than within fifty (50) miles of the Grantee’s office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations immediately prior to the Change in Control;

(6)
the failure by the Company to continue in effect any investment plan, retirement plan, savings plan, supplemental retirement plan, deferred compensation plan, supplemental investment plan, life insurance plan, health and accident plan, disability plan or other welfare benefit plan in which the Grantee was participating at the time of the Change in Control (or plans providing the Grantee with substantially similar benefits), the taking of any action by the Company which would adversely affect the Grantee’s participation or materially reduce the Grantee’s benefits or value under any of such plans or deprive the Grantee of any material fringe benefit enjoyed by the Grantee at the time of the Change in Control, or the failure by the Company to provide the Grantee with the number of paid vacation days to which the Grantee was then entitled in accordance with the Company’s normal vacation policy in effect on the date of the Change in Control; or

(7)
the failure by the Company to obtain the assumption of the obligation to perform any Change in Control Severance Agreement between the Company and Grantee by any successor as contemplated in such Change in Control Severance Agreement.

(F)
“Retirement” shall mean the Grantee’s retirement under a retirement plan (including, without limitation, any supplemental retirement plan) of the Company or any Subsidiary, or the Grantee’s retirement from employment with the Company or any Subsidiary after completing at least three years of continuous service with the Company or any Subsidiary and attaining the age of 62. Without limiting the generality of the foregoing, in no event shall “Retirement” include the involuntary termination of the Grantee’s employment by the Company (i) for Cause or (ii) without Cause if, as a result of such termination without Cause, the Grantee becomes eligible to receive payments on account of such termination under an employment agreement between the Grantee and the Company.

(G)
“Target Annual Direct Compensation” means the sum of the Grantee’s Base Pay, target annual incentive opportunity, and the annualized value of the most recent long-term incentive award approved by the Compensation and Organization Committee of the Board prior to the Change in Control. For purposes of measuring annualized long-term incentives, the awards shall be measured on their date of grant using reasonable assumptions, including, but not limited to, fair value principles such as those identified in Financial Accounting Standards Board Accounting Standards Codification Topic 718; the value of such awards shall be annualized over the frequency of their grant.

(b)
Awards Not Assumed by Successor. Upon the occurrence of a Change in Control, any unearned Market Share Unit awards outstanding at the time of the Change in Control that are not Assumed by the entity effecting the Change in Control shall immediately become earned in such amount as shall be determined in accordance with the terms outlined in Section 3(a)(i) above. Any Target Market Share Units that are not Assumed and that are not earned on the CIC Date pursuant to this Section 3(b) shall be forfeited.

4.
Termination Due to Death, Disability, Retirement. If the Grantee’s employment with the Company or a Subsidiary terminates before December 31, 20[ ] and before the occurrence of a Change in Control, due to the Grantee’s death, Disability or Retirement, the Grantee shall earn, and the Company shall pay to the Grantee or his or her executor or administrator, as the case may be, at the time described in Section 6 a number of the Market Share Units that remain outstanding at the time of such death, Disability or Retirement calculated as follows:

(a)
If the Grantee’s employment terminates during 20[ ] due to the Grantee’s death, Disability or Retirement, the Grantee shall earn a pro rata number (based on the number of full months during 20[ ] that preceded the date of the Grantee’s termination of employment due to the Grantee’s death, Disability or Retirement, divided by twelve months) of the Market Share Units that remain outstanding at the time of such termination of employment due to the Grantee’s death, Disability or Retirement and that are determined to be payable to the Grantee on the Ratio Calculation Date pursuant to Section 2(b) above on the basis of the achievement of levels of performance of the Market Value per Share of the Common Shares. Notwithstanding the foregoing, if a Change in Control occurs after the termination of the Grantee’s employment due to death, Disability or Retirement but before the end of the Performance Period, the Grantee shall earn at the time of such Change in Control the pro rata number (determined as specified above) of such number of the then-outstanding Target Market Share Units as shall be determined in accordance with Section 3(a)(i), and any Target Market Share Units that are not earned on the CIC Date pursuant to this sentence shall be forfeited.

(b)
If the Grantee’s employment terminates on or after January 1, 20[ ] and before December 31, 20[ ] due to the Grantee’s death, Disability or Retirement, the Grantee shall earn the Market Share Units that remain outstanding at the time of such termination of employment due to the Grantee’s death, Disability or Retirement and that are determined to be payable to the Grantee on the Ratio Calculation Date pursuant to Section 2(b) above on the basis of the achievement of levels of performance of the Market Value per Share of the Common Shares. Notwithstanding the foregoing, if a Change in Control occurs after the termination of the Grantee’s employment due to death, Disability or Retirement but before the end of the Performance Period, the Grantee shall earn at the time of such Change in Control the number of the then-outstanding Target Market Share Units as shall be determined in accordance with Section 3(a)(i), and any Target Market Share Units that are not earned on the CIC Date pursuant to this sentence shall be forfeited.

5.
Forfeiture. In addition to forfeiture of the Market Share Units pursuant to other provisions of this Agreement, if either (i) the Grantee’s employment with the Company or a Subsidiary terminates before December 31, 20[ ] and before the occurrence of a Change of Control, for any reason other than as set forth in Section 4 hereof or (ii) the Board (or a committee of the Board) finds that the Grantee has engaged in any fraud or intentional misconduct as described in Section 20 hereof, all Market Share Units outstanding at such time will be forfeited. Market Share Units shall be considered to have been forfeited upon the event that causes such forfeiture and shall not be considered to be outstanding thereafter.

6.
Form and Time of Payment of Market Share Units. Payment of any Market Share Units that become earned as set forth herein will be made in the form of Common Shares. Except as otherwise provided in Section 3 above, payment will be made as soon as practicable after the end of the Performance Period or any earlier event that causes Market Share Units to be earned, but, subject to Section 10 below, in no event shall such payment occur later than the end of the second month following the month in which the applicable Performance Period ends or such earlier event occurs. Upon and after payment of any Market Share Units pursuant to this Section 6, such Market Share Units shall not be considered to be outstanding. Notwithstanding the foregoing, if the event that causes the Market Share Units to be earned is a Change in Control that does not constitute a change of control for purposes of Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, payment will be made on the next date or event under the Agreement that constitutes a permissible payment date or event under Code Section 409A. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the payment of earned Market Share Units pursuant to this Agreement, it shall be a condition to the receipt of such Market Share Units that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld, which may include by having the Company withhold Common Shares otherwise payable pursuant to this award.

7.
Payment of Dividends. No dividends shall be accrued or earned with respect to the Market Share Units until such Market Share Units are earned by the Grantee and Common Shares delivered to the Grantee as provided in this Agreement.

8.
Market Share Units Nontransferable. Until payment is made to the Grantee as provided herein, neither the Market Share Units granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment.

9.
Adjustments. In the event of any change in the aggregate number of outstanding Common Shares by reason of (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization or partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Board shall adjust the number of Market Share Units then held by the Grantee in such manner as to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from such event. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Grantee’s rights under this Agreement such alternative consideration as it may determine to be equitable in the circumstances, subject to the provisions of Section 3 of this Agreement.

10.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. If the event triggering the right to payment under this Agreement is the Grantee’s Retirement or other separation from service with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, the date of payment under Section 6 above shall be the first day of the seventh month after the date of the Grantee’s separation from service or, if earlier, the date of the Grantee’s death.

11.
No Right to Future Grants; No Right of Employment; Extraordinary Item. In accepting the grant, the Grantee acknowledges that:  (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (b) the grant of the Market Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Market Share Units or benefits in lieu of Market Share Units, even if Market Share Units have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) the Grantee’s participation in the Plan is voluntary; (e) the Market Share Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and which is outside the scope of the Grantee’s employment contract, if any; (f) the Market Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that the Grantee is an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is the Grantee’s employer; (h) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Market Share Units or diminution in value of the Market Share Units or the Common Shares and the Grantee irrevocably releases the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of the involuntary termination of the Grantee’s employment, the Grantee’s right to receive Market Share Units and vest in Market Share Units under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the involuntary termination of employment, the Grantee’s right to vest in the Market Share Units after termination of employment, if any, will be measured by the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under local law.

12.
Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of (a) the transfer of the Grantee’s employment among the Company and its Subsidiaries or (b) an approved leave of absence.

13.
Employee Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (the” Company Group”) for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company Group holds certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Market Share Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Common Shares acquired. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

14.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Market Share Units.

15.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of a Grantee to certain amendments shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

16.
Severability. Subject to Section 20, if any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.
Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Market Share Units and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and the Grantee acknowledges that by clicking on the “Accept” button on the Morgan Stanley Wealth Management web page titled “Step 3: Confirm the Review/Acceptance of your Award,” the Grantee agrees to be bound by the electronic execution of this Agreement.

20.
Clawback. In accordance with Section 20(d) of the Plan, if the Board (or a committee of the Board) has determined that any fraud or intentional misconduct by the Grantee was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), to the extent permitted by applicable law the Grantee shall: (a) return to the Company all Market Share Units and/or Common Shares that the Grantee has not disposed of that were paid out pursuant to this Agreement; and (b) with respect to any Market Share Units and/or Common Shares that the Grantee has disposed of that were paid out pursuant to this Agreement, pay to the Company in cash the value of such Market Share Units on the date such Market Share Units were paid out. The remedy specified herein shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. Notwithstanding any other provision of this Agreement or the Plan to the contrary, if this Section 20 is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement shall be deemed to be unenforceable due to a failure of consideration, and the Grantee’s rights to the Market Share Units and/or Common Shares that would otherwise be granted or paid under this Agreement shall be forfeited.

Executed in the name and on behalf of the Company at Chicago, Illinois as of the [ ] day of [ ], 20[ ].

USG CORPORATION

Name: Brian J. Cook
Title: Senior Vice President,
Human Resources and Corporate
Communications

The undersigned Grantee hereby accepts the award of Market Share Units evidenced by this Market Share Unit Agreement on the terms and conditions set forth herein and in the Plan.

Name:

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS.